Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney Chief Financial Officer (248) 358-1171 invrelations@npte.com	Leslie Loyet General Inquiries (312) 640-6672	Tim Grace Media Inquiries (312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, DECEMBER 21, 2006

NORTH POINTE HOLDINGS CORPORATION REPORTS EMERGENCY ASSESSMENT FROM FLORIDA INSURANCE GUARANTY
ASSOCIATION

SOUTHFIELD, MI – December 21, 2006 – North Pointe Holdings Corporation (Nasdaq: NPTE) today announced that it will be assessed by the Florida Insurance Guaranty Association, Inc. (FIGA), which will result in a $1.4 million pre-tax (approximately $913,000 after-tax) expense in the fourth quarter of 2006. This emergency assessment was based on two percent of the Company’s $69.1 million direct premiums written in the State of Florida in 2005 and is due January 31, 2007.

The emergency assessment follows the liquidation of the POE Financial Insurance Group, including Southern Family Insurance Company, Atlantic Preferred Insurance Company and Florida Preferred Property Insurance Company (POE Group). On December 13, 2006, the Board of Directors of FIGA met and approved a two-percent emergency assessment as a result of the POE Group insolvencies. The two-percent emergency FIGA assessment certified by FIGA’s board last Thursday was approved by the Florida Office of Insurance Regulation late Friday.

Created by the Florida Legislature, FIGA handles and pays the insurance claims of Florida policyholders of insolvent insurance companies under liquidation. FIGA can assess all property and casualty insurance companies writing in Florida in order to fund deficits that may exist within the insolvent companies.

James Petcoff, chairman and chief executive officer, commented, “This latest emergency assessment is directly related to the liquidation of three Florida insurance carriers. We will make the appropriate filings with the state so as to recoup these assessments.”

About the Company

North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.

Safe Harbor Statement

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.

To learn more about North Pointe Holdings Corporation, please visit www.npte.com